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EXHIBIT 5.1

CONFORMED COPY

[ARENDT & MEDERNACH LETTERHEAD]

SBS Broadcasting SA
8-10 rue Mathias Hardt L-1717 Luxembourg

via DHL O/ref.: 23951.002L	Luxembourg, 17 May 2004 sophie.wagner@arendt-medernach.lu Tel: (352) 407878-253/273 Fax: (352) 407804-701

Re: Registration Statement on Form S-8 of SBS Broadcasting SA

Gentlemen,

At your request, we have examined the registration statement on Form S-8 (the "Registration Statement") of SBS Broadcasting SA (the "Company") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of two million and five hundred thousand (2,500,000) shares, par value two Euros (EUR 2.-) per share, of the Company (the "Common Shares") and additional rights (together with the Common Shares, the "Shares") to be issued pursuant to the Company's 2004 Share Incentive Plan (the "Plan").

In giving this opinion, we have assumed that the Registration Statement will be executed substantially in the form as examined by us.

Based on such examination, we are of the opinion that the Plan has been validly adopted and duly authorized by all necessary corporate action on the part of the Company and the Shares, when issued in accordance with Luxembourg law, the articles of incorporation of the Company and the provisions of the Plan, will be validly issued, fully paid and non assessable.

This opinion is strictly confined to the laws of Luxembourg. It is governed by Luxembourg laws and the courts of the City of Luxembourg have exclusive jurisdiction in respect thereto.

We consent to the use of this opinion as an exhibit in the Registration Statement.

Respectfully submitted,
/s/ Sophie Wagner Arendt & Medernach By: Sophie Wagner-Chartier

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  EXHIBIT 5.1